Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Earnings for Second Quarter 2012

Prudent, profitable growth driven by solid business performance

BIRMINGHAM, Ala. – (BUSINESS WIRE) – July 24, 2012 – Regions Financial Corporation (NYSE:RF) today reported earnings for the quarter ending June 30, 2012.

Key points:

•	Reported net income available to common shareholders of $284 million or $0.20 per diluted share reflecting solid business performance and continued improvement in asset quality metrics

•	Completed the sale of Morgan Keegan and repaid the U.S. Treasury’s Series A preferred stock investment

•	The effect of the acceleration of the accretion related to the Series A preferred stock was $71 million or $0.05 per diluted share[1]

•	Pre-tax pre-provision income[1] (“PPI”) from continuing operations totaled $503 million, a 15 percent increase from the prior quarter

•	Net interest income increased $11 million linked quarter and totaled $838 million, while the net interest margin increased 7 basis points to 3.16 percent

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Non-interest revenue from continuing operations was $507 million, a 3 percent decline on a linked quarter basis primarily related to a decline in service charges; however growth in mortgage income was strong increasing 17 percent

•	Non-interest expenses from continuing operations totaled $842 million, reflecting an 8 percent decrease linked quarter primarily related to lower credit related costs

•	Balance sheet reflects solid commercial loan growth and steady total deposits

•	Loan growth in the middle market commercial and industrial portfolio continued, with average loans up 4 percent linked quarter, while consumer loans declined 1 percent

•	Loan yields were flat linked quarter at 4.29 percent due to a continued low rate environment

•	Funding mix continued to improve and deposit costs declined to 32 basis points down 5 basis points from first quarter and 21 basis points from the prior year

•	Average low cost deposits grew 2 percent linked quarter but were offset by a 10 percent decline in average time deposits, leaving total average deposits steady linked quarter

•	Broad based asset quality improvement continued

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Non-performing loans, excluding loans held for sale, declined $236 million or 11 percent linked quarter; inflows of non-performing loans declined to $315 million, a decrease of 17 percent from the first quarter and down 48 percent from the peak.

•	Net charge-offs decreased 20 percent linked quarter; loan loss provision of $26 million was $239 million less than net charge-offs and down from first quarter’s $117 million

•	Allowance for loan losses as a percentage of loans declined 29 basis points linked quarter to 3.01 percent, while the coverage ratio of non-performing loans increased 2 basis points to 1.20x

•	Strong capital position with an estimated Tier 1 ratio of 11.0 percent and Tier 1 Common ratio1 of 10.0 percent at June 30, 2012

•	Liquidity position remains conservative with a loan-to-deposit ratio of 80 percent

Highlights		Three Months Ended:
(In millions, except per share data)		June 30, 2012	March 31, 2012	June 30, 2011
		Amount	Amount	Amount
Net Income
Net interest income		$838	$827	$856
Provision for loan losses		26	117	398
Securities gains, net		12	12	24
Other non-interest income		495	512	519
Non-interest expense		842	913	956

Pre-tax income		477	321	45
Income tax expense (benefit)		126	82	(34)

Income from continuing operations	(A)	351	239	79
Income (loss) from discontinued operations, net of tax		4	(40)	30

Net income		355	199	109
Preferred dividends and accretion	(B)	71	54	54

Net income available to common shareholders		$284	$145	$55

Income from continuing operations available to common shareholders (A) – (B)		$280	$185	$25

		Three Months Ended
		June 30, 2012	March 31, 2012	June 30, 2011
		Amount/Dil. EPS	Amount/Dil. EPS	Amount/Dil. EPS
Pre-tax Pre-Provision Income (non-GAAP) [1]
Income from continuing operations available to common shareholders (GAAP) (A) – (B)		$280	$185	$25
Plus: Preferred dividends and accretion (GAAP)		71	54	54
Plus: Income tax expense (benefit) (GAAP)		126	82	(34)

Pre-tax income from continuing operations (GAAP)		477	321	45
Plus: Provision for loan losses (GAAP)		26	117	398

Pre-tax pre-provision income from continuing operations (non-GAAP) [1]		$503	$438	$443

		Three Months Ended
		June 30, 2012	March 31, 2012	June 30, 2011
Key ratios *
Net interest margin (FTE)		3.16%	3.09%	3.07%
Tier 1 capital		11.0%	14.3%	12.6%
Tier 1 common [1] risk-based ratio (non-GAAP)		10.0%	9.6%	7.9%
Tangible common stockholders’ equity to tangible assets [1] (non-GAAP)		8.04%	7.35%	6.18%
Tangible common book value per share [1] (non-GAAP)		$6.69	$6.42	$6.15
Asset quality
Allowance for loan losses as % of net loans		3.01%	3.30%	3.84%
Net charge-offs as % of average net loans ~		1.39%	1.73%	2.71%
Non-accrual loans, excluding loans held for sale, as % of loans		2.51%	2.80%	3.43%
Non-performing assets as % of loans, foreclosed properties and non-performing loans held for sale		3.04%	3.42%	4.39%
Non-performing assets (including 90+past due) as % of loans, foreclosed properties and non-performing loans held for sale		3.57%	3.97%	4.98%

*	Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated.
~	Annualized
[1]	Non-GAAP, refer to pages 8 and 16-19 of the financial supplement to this earnings release

Focused on prudent, profitable growth

Regions reported second quarter net income available to common shareholders of $284 million or $0.20 per diluted share driven by continued improvement in core business performance. Second quarter income from continuing operations was $280 million or $0.20 per diluted share compared to $185 million or $0.14 per diluted share in the first quarter. Regions reported net income of $4 million from discontinued operations, attributable to the gain on the sale of Morgan Keegan. In connection with the repayment of its Series A preferred stock, the company accelerated the accretion of the discount and coupled with the final preferred stock dividends, reduced net income available to common shareholders by $71 million, or $0.05 per diluted share.1

Pre-tax pre-provision income1 totaled $503 million as compared to $438 million in the prior quarter. This improvement of 15 percent linked quarter reflected an increase in net interest income and a decline in non-interest expenses partially offset by a decline in non-interest revenue.

“We continued to make incremental progress on many key fronts and are pleased with the improvement of our financial performance despite considerable economic and political uncertainty, and an uneven economic recovery,” said Grayson Hall, president and chief executive officer. “By focusing on initiatives that we can control, we continue to drive sustainable and prudent growth across our business.”

Mortgage revenue grows while credit related expenses decline

Non-interest revenues from continuing operations totaled $507 million, down 3 percent linked quarter. Mortgage revenue increased 17 percent linked quarter or $13 million driven by new home purchases and refinance activity, as customers took advantage of low interest rates and the extended Home Affordable Refinance Program, or HARP II. Mortgage production for the quarter was $2.1 billion, a 28 percent increase from the prior quarter. While closed application volumes have increased 50 percent since last year, the company has maintained efficient completion times that have aided productivity.

Account service fees and charges were down $21 million linked quarter due to the establishment of a reserve for certain customer fee refunds resulting from a change in the company’s non-sufficient funds policy. Excluding this item, total service charges would have been consistent with the first quarter.

Non-interest expenses from continuing operations declined $71 million linked quarter, an improvement of 8 percent, and are down $114 million or 12 percent from the prior year. This reduction in expenses is primarily driven by lower credit related expenses; in particular, held for sale expenses in the second quarter benefited from $26 million in gains related to sales of properties, reflecting asset value improvements.

Commercial and industrial loan growth led by expertise in specialized lending

Despite continued economic headwinds and uncertainty, Regions was able to grow loans in targeted areas through expertise and service quality. Second quarter results reflect growth in lending to middle market commercial and industrial customers, in particular the specialized banking groups. Average loans in this category were up 4 percent compared to prior quarter and total commercial and industrial commitments grew $441 million, or 1.4 percent linked quarter. Commercial loan production (including renewals) totaled $11.6 billion, of which $4.3 billion were new loan originations.

Consumer loan production totaled $2.8 billion in second quarter, which is an increase of 24% over last year. Indirect auto loans experienced a 6 percent increase in balances but this was offset by declines in the residential mortgage and home equity portfolios. Consumer loan balances continue to be impacted by consumer deleveraging and the overall economic environment including home prices.

Overall, average loans declined 1 percent linked quarter reflecting a further $638 million or 6 percent decline in the investor real estate portfolio. The company’s aggregate loan yield was flat linked quarter at 4.29 percent, primarily due to the low rate environment.

Funding mix improvement resulting in a decline in deposit costs

Average low-cost deposits improved 2 percent linked quarter while higher cost time deposits declined 10 percent. This deposit mix shift drove an improvement in the company’s funding mix during the quarter, as average low-cost deposits as a percentage of total deposits rose to 82 percent compared to 77 percent last year. This positive mix shift resulted in deposit costs declining to 32 basis points for the quarter, down 5 basis points from first quarter and 21 basis points from last year. Total funding costs declined to 60 basis points, down 20 basis points from one year ago.

Net interest income from continuing operations was $838 million; an $11 million increase linked quarter. The net interest margin rose linked quarter to 3.16 percent due to lower deposit costs, lower non-accrual levels and further deployment of excess cash.

Broad based asset quality improvement continues

Asset quality continued to improve in the second quarter. The provision for loan losses totaled $26 million or $239 million less than net charge-offs and was down from first quarter’s provision of $117 million. Total net charge-offs decreased $67 million or 20 percent linked quarter to $265 million. The company’s loan loss allowance to non-performing loan coverage ratio increased from 1.12x to 1.20x year-over-year and the allowance for loan losses as a percent of loans was 3.01 percent as of June 30, 2012.

Non-performing loans, excluding loans held for sale, totaled $1.9 billion and were down $236 million or 11 percent linked quarter. This is the first time that non-performing loans have been below $2 billion in three years. Inflows of non-performing loans declined to $315 million or 17 percent from the first quarter. Business Services criticized loans also declined 9 percent in the quarter and are down 31 percent year-over-year.

Strong capital and solid liquidity

Early in the second quarter Regions repaid the U.S. Treasury Department’s $3.5 billion preferred stock investment. This transaction followed the completion of a highly successful common equity offering late in the first quarter. In connection with the repayment of the Series A preferred stock the company redeemed the associated warrant for $45 million.

Tier 1 and Tier 1 common1 capital ratios remained strong, ending the second quarter at an estimated 11.0 percent and 10.0 percent, respectively. The company’s liquidity position at both the bank and the holding company remains solid as well. As of June 30, 2012, the company’s loan-to-deposit ratio was 80 percent.

1	Non-GAAP, refer to the pages 8 and 16-19 of the financial supplement to this earnings release

About Regions Financial Corporation

Regions Financial Corporation, with $122 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,100 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This presentation may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) became law in July 2010, and a number of legislative, regulatory and tax proposals remain pending. Additionally, the U.S. Treasury Department and federal banking regulators continue to implement, but are also beginning to wind down, a number of programs to address capital and liquidity in the banking system. Future and proposed rules, including those that are part of the Basel III process, are expected to require banking institutions to increase levels of capital. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature and extent of which cannot be determined at this time.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

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Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins. Increases in benchmark interest rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated.

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Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular, including any prolonging or worsening of the current unfavorable economic conditions including unemployment levels.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business.

•	Possible regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact Regions’ business model or products and services.

•	Possible stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, reputational risk and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters.

•	Possible downgrades in ratings issued by rating agencies.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

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The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2011 and the “Foward-Looking Statements” section of Regions’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2012

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Various pages of this earnings release refer to pre-tax pre-provision income (PPI) and the impact of the acceleration related to the repurchase of the Series A preferred stock on earnings per share.

Page two of this earnings release presents Tier 1 common risk-based ratio (non-GAAP) and tangible common ratios (non-GAAP). Page three of the financial supplement shows additional ratios based on return on average assets, tangible common stockholders’ equity, efficiency ratio, as well as the Tier 1 common risk-based ratio and computations of earnings and certain other financial measures excluding preferred dividends and accretion, goodwill impairment (non-GAAP), the regulatory charge and the federal income tax benefit related to the regulatory charge (non-GAAP).

Regions believes that the presentation of PPI and the exclusion of certain items to PPI provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The preferred dividends and accretion, goodwill impairment charge, and the regulatory charge and related tax benefit are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes that the exclusion of the preferred dividends and accretion, goodwill impairment and the regulatory charge and related tax benefit in expressing earnings (loss) and certain other financial measures, including “earnings (loss) per common share, excluding preferred dividends and accretion” and “earnings (loss) per common share, excluding goodwill impairment and regulatory charge and related tax benefit” provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the Company’s Comprehensive Capital Assessment and Review process, these regulators supplement their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not prescribed in amount by federal banking regulations, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or prescribed in amount by the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes preferred dividends and accretion, goodwill impairment, the regulatory charge and the federal income tax benefit related to the regulatory charge does not represent the amount that effectively accrues directly to stockholders (i.e. preferred dividends and accretion, goodwill impairment and the regulatory charge are a reductions in earnings and stockholders’ equity).

Management and the Board of Directors utilize non-GAAP measures as follows:

•	Preparation of Regions’ operating budgets

•	Monthly financial performance reporting

•	Monthly close-out reporting of consolidated results (management only)

•	Presentation to investors of Company performance

See page 8 of the supplement to this earnings release for the computation of income (loss) from continuing operations available to common shareholders (GAAP) to pre-tax pre-provision income (non-GAAP) to adjusted pre-tax pre-provision income (non-GAAP). See pages 16-19 of the supplement to this earnings release for 1) computation of GAAP net income (loss) available to common shareholders, earnings (loss) per common share and return on average assets to non-GAAP financial measures, 2) income (loss) and earnings per common share from continuing operations (GAAP) to continuing operations excluding preferred dividends and accretion and goodwill impairment, regulatory charge and related tax benefit (non-GAAP), 3) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 4) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP), 5) a reconciliation of ending stockholder’ equity (GAAP) to Tier 1 capital(regulatory) excluding series A preferred stock and warrant retirement 6) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP), 7) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), 8) a computation of the efficiency ratio and fee ratio (non-GAAP).